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                                                                     EXHIBIT 3.1

                             RESTATED AND AMENDED
                           ARTICLES OF INCORPORATION
                                      OF
                           KOPPERS INDUSTRIES, INC.
                         (a Pennsylvania Corporation)

     ARTICLE I. The name of the corporation is:

                          KOPPERS INDUSTRIES, INC.

     ARTICLE II. The address of the registered office of the corporation in this Commonwealth is

                              436 Seventh Avenue
                        Pittsburgh, Pennsylvania 15219

     ARTICLE III. The purposes for which the corporation is incorporated under the Pennsylvania Business Corporation Law of 1988, as amended (the "Business Corporation Law") are to engage in, and do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Business Corporation Law, including but not limited to manufacturing, processing, owning, using and dealing in personal property of every class or description, engaging in research and development, furnishing services, and acquiring, owning, using and disposing of real property of every nature whatsoever.

                                  ARTICLE IV.
                                 CAPITAL STOCK

     Section 401. Authorized Shares. The aggregate number of shares of all classes of capital stock which the corporation shall have authority to issue is 50,000,000 shares, divided into 40,000,000 shares of Common Stock, par value $.01 each ("Common Stock"), and 10,000,000 shares of Preferred Stock par value $.01 each ("Preferred Stock").

     Section 402. Preferred Stock. The board of directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preferred Stock or of such series thereof, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, the variations between different series in the following respects:
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        (a) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the board of directors;

        (b) the dividend rate(s) for such series, and the date or dates from which dividends shall commence to accrue;

        (c) the price or prices at which, and the terms and conditions on which, the shares of such series may be made redeemable;

        (d) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;

        (e) the preferential amount or amounts payable upon shares of such series in the event of the liquidation, dissolution or winding up of the corporation;

        (f) the voting rights, if any, of shares of such series;

        (g) the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the corporation or other securities into which such shares may be converted;

        (h) the relative seniority, parity or junior rank of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter to be issued; and

        (i) such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares of such series as the board of directors may, at the time of such resolution or resolutions, lawfully fix and determine under the laws of the Commonwealth of Pennsylvania.

     Unless otherwise provided in a resolution or resolutions establishing any particular series, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment of these restated and amended articles of incorporation approved solely by a majority vote of the outstanding shares of Common Stock or solely by action of the board of directors, if permitted by law at the time.

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     All shares of any one series shall be alike in every particular, except with respect to the accrual of dividends prior to the date of issuance.

                                  ARTICLE V.
                                  MANAGEMENT

     The following provisions shall govern the management of the business and affairs of the corporation and the rights, powers or duties of its security holders, directors or officers:

     Section 501. Certain Shareholder Procedures. The shareholders of the corporation shall be entitled to call a special meeting of shareholders or to propose an amendment to the articles only to the extent, if any, expressly provided in these restated and amended articles of incorporation or the bylaws of the corporation.

     At each annual meeting of shareholders the class of directors then being elected shall be elected to hold office for a term of 3 years.

     Section 502. Removal By Shareholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, any class of directors, or the entire Board of Directors may be removed from office by shareholder vote at any time, with or without assigning any cause. Provided, however, no individual director shall be so removed, unless the entire board or the class of the board of which he is a member is removed if the votes of a sufficient number of shares cast against the removal which, if voted cumulatively in an annual election of directors, would be sufficient to elect one or more directors to the board or the class.

     Section 503. Cumulative Voting for Directors. The shareholders of the corporation shall have the right to cumulate their votes for the election of directors of the corporation.

     Section 504. Control Transactions. Subchapter E of Chapter 25 of the Business Corporation Law (relating to control transactions) shall not be applicable to the corporation.

     Section 505. Business Combinations. Subchapter F of Chapter 25 of the Business Corporation Law (relating to business combinations) shall not be applicable to the corporation.

     Section 506. Control-Share Acquisitions. Subchapter G of Chapter 25 of the Business Corporation Law (relating to control-share acquisitions) shall not be applicable to the corporation.

     Section 507. Severance Compensation. Subchapter I of Chapter 25 of the Business Corporation Law (relating to severance compensation for employees terminated following certain control-share acquisitions) shall not be applicable to the corporation.

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     Section 508. Labor Contracts. Subchapter J of Chapter 25 of the Business
Corporation Law (relating to Business Combination Transactions - Labor Contracts) shall not be applicable to the corporation.

     Section 509. Adoption of Bylaws.

     The board of directors of the corporation shall have the full authority conferred by law upon the shareholders of the corporation to adopt, amend or repeal the bylaws of the corporation, except for any bylaw on a subject that is committed expressly to the shareholders under applicable law. Any bylaw adopted by the board of directors under this Section 509 shall be consistent with these articles of incorporation.

     Section 510. Amendment of Article V. Notwithstanding any other provisions of law, these restated and amended articles of incorporation or the bylaws of the corporation, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article V.


                                  ARTICLE VI.
                             CONTROL TRANSACTIONS

     Section 601. Controlling Person or Group.


          (a) General rule.--For the purpose of these restated and amended articles of incorporation, a "controlling person or group" means a person who has, or a group of persons acting in concert that has, voting power over voting shares of the corporation that would entitle the holders thereof to cast at least 30% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation.

          (b) Exceptions generally.--Notwithstanding subsection (a):

              (1) A person or group which would otherwise be a controlling person or group within the meaning of this Section shall not be deemed a controlling person or group unless, subsequent to the effective date of these restated and amended articles of incorporation, that person or group increases the percentage of outstanding voting shares of the corporation over which it has voting power to in excess of the percentage of outstanding voting shares of the corporation over which that person or group had voting power on such later date, and to at least the amount specified in subsection (a), as the result of forming or enlarging a group or acquiring, by purchase, voting power over voting shares of the corporation.

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              (2) No person or group shall be deemed to be a controlling person or group at any particular time if voting power over any of the following voting shares is required to be counted at such time in order to meet the 30% minimum:

                         (i) Shares which have been held continuously by a natural person since January 1, 1983, and which are held by such natural person at such time.

                         (ii) Shares which are held at such time by any natural person or trust, estate, foundation or other similar entity to the extent the shares were acquired solely by gift, inheritance, bequest, devise or other testamentary distribution or series of these transactions, directly or indirectly, from a natural person who had acquired the shares prior to January 1, 1983.

                         (iii) Shares which were acquired pursuant to a stock split, stock dividend, reclassification or similar recapitalization with respect to shares described under this paragraph that have been held continuously since their issuance by the corporation by the natural person or entity that acquired them from the corporation or that were acquired, directly or indirectly, from such natural person or entity, solely pursuant to a transaction or series of transactions described in subparagraph (ii), and that are held at such time by a natural person or entity described in subparagraph
                         (ii).

                         (iv) Control shares as defined in section 2562 of the Business Corporation Law, as amended, (relating to definitions) which have not yet been accorded voting rights pursuant to section 2564(a) of the Business Corporation Law, as amended, (relating to voting rights of shares acquired in a control-share acquisition).

                         (v) Shares, the voting rights of which are attributable to a person under Section 601(d) if:

                                   (A) the person acquired the option or
                                   conversion right directly from or made the contract, arrangement or understanding or has the relationship directly with the corporation; and

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                                   (B) the person does not at the particular
                                   time own or otherwise effectively possess the voting rights of the shares.

                         (vi) Shares acquired directly from the corporation or an affiliate or associate, as defined in section 2552 of the Business Corporation Law, as amended (relating to definitions), of the corporation by a person engaged in business as an underwriter of securities who acquires the shares through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933.

                (3) In determining whether a person or group is or would be a controlling person or group at any particular time, there shall be disregarded voting power arising from a contingent right of the holders of one or more classes or series of preference shares to elect one or more members of the board of directors upon or during the continuation of a default in the payment of dividends on such shares or another similar contingency.

     (c) Certain record holders.--A person shall not be a controlling person under Section 601(a) if the person holds voting power, in good faith and not for the purpose of circumventing this subchapter, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in
Section 601(a), or who are not deemed a controlling person or group under
Section 601(b).

     (d) Existence of voting power.--For the purposes of this Article VI, a person has voting power over a voting share if the person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, the voting share.

     Section 602. Right of Shareholders to Receive Payment for Shares. Any holder of voting shares of the corporation that becomes the subject of a control transaction who shall object to the transaction shall be entitled to the rights and remedies provided in this Article VI.


     Section 603. Notice of Shareholders. (a) General rule.--Prompt notice that a control transaction has occurred shall be given by the controlling person or group to:

                (1) Each shareholder of record of the corporation holding voting shares.

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          (2) To the court, accompanied by a petition to the court praying that the fair value of the voting shares of the corporation be determined pursuant to Section 605 (relating to valuation procedures) if the court should receive, pursuant to Section 605, certificates from shareholders of the corporation or an equivalent request for transfer of uncertificated securities.

     (b) Obligations of the corporation.--If the controlling person or group so requests, the corporation shall, at the option of the corporation and at the expense of the person or group, either furnish a list of all such shareholders to the person or group or mail the notice to all such shareholders.

     (c) Contents of notice.--The notice shall state that:

          (1) All shareholders are entitled to demand that they be paid the fair value of their shares.

          (2) The minimum value the shareholder can receive under this Article VI is the highest price paid per share by the controlling person or group within the 90-day period ending on and including the date of the control transaction, and stating that value.

          (3) If the shareholder believes the fair value of his shares is higher, this Article VI provides an appraisal procedure for determining the fair value of such shares, specifying the name of the court and its address and the caption of the petition referenced in subsection (a)(2), and stating that the information is provided for the possible use by the shareholder in electing to proceed with a court-appointed appraiser under Section 605.

      There shall be included in, or enclosed with, the notice a copy of this
      Article VI.

      (d) Optional procedure.--The controlling person or group may, at its option, supply with the notice referenced in subsection (c) a form for the shareholder to demand payment of the partial payment amount directly from the controlling person or group without utilizing the court-appointed appraiser procedure of Section 605, requiring the shareholder to state the number and class or series, if any, of the shares owned by him, and stating where the payment demand must be sent and the procedures to be followed.

     Section 604. Shareholder Demand for Fair Value. (a) General rule.--After the occurrence of the control transaction, any holder of voting shares of the corporation may, prior to or within a reasonable time after the notice required by Section 603 (relating to notice to shareholders) is given, which time period may be specified in the notice, make written demand on the controlling person or group for payment of the amount provided in Section 604(c) with respect to the voting shares of the corporation held by the shareholder,

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and the controlling person or group shall be required to pay that amount to the shareholder pursuant to the procedures specified in Section 605 (relating to valuation procedures).

     (b) Contents of demand.--The demand of the shareholder shall state the number and class or series, if any, of the shares owned by him with respect to which the demand is made.

     (c) Measure of value.--A shareholder making written demand under this
Section 604 shall be entitled to receive cash for each of his shares in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation.

     (d) Purchases independent of Article VI.--The provisions of this Article VI shall not preclude a controlling person or group subject to this subchapter from offering, whether in the notice required by Section 603 or otherwise, to purchase voting shares of the corporation at a price other than that provided in
Section 604(c), and the provisions of this Article VI shall not preclude any shareholder from agreeing to sell his voting shares at that or any other price to any person.

     Section 603. Valuation Procedures. (a) General rule.--If, within 45 days (or such other time period, if any, as required by applicable law) after the date of the notice required by Section 603 (relating to notice to shareholders), or, if such notice was not provided prior to the date of the written demand by the shareholder under Section 604 (relating to shareholder demand for fair value), then within 45 days (or such other time period, if any, required by applicable law) of the date of such written demand, the controlling person or group and the shareholder are unable to agree on the fair value of the shares or on a binding procedure to determine the fair value of the shares, then each shareholder who is unable to agree on both the fair value and on such a procedure with the controlling person or group and who so desires to obtain the rights and remedies provided in this Article VI shall, no later than 30 days after the expiration of the applicable 45-day or other period, surrender to the court certificates representing any of the shares that are certificated shares, duly endorsed for transfer to the controlling person or group, or cause any uncertificated shares to be transferred to the court as escrow agent under
Section 605(c) with a notice stating that the certificates or uncertificated shares are being surrendered or transferred, as the case may be, in connection with the petition referenced in Section 603 or, if no petition has theretofore been filed, the shareholder may file a petition within the 30-day period in the the court praying that the fair value (as defined in this Article VI) of the shares be determined.

     (b) Effect of failure to give notice and surrender certificates.--Any shareholder who does not so give notice and surrender any certificates or cause uncertificated shares to be transferred within such time period shall have no further right to receive, with respect to shares the certificates of which were not so surrendered or the uncertificated shares which were not so transferred under this section, payment under this Article VI from the

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controlling person or group with respect to the control transaction giving rise to the rights of the shareholder under this Article VI.

     (c) Escrow and notice.--The court shall hold the certificates surrendered and the uncertificated shares transferred to it in escrow for, and shall promptly, following the expiration of the time period during which the certificates may be surrendered and the uncertificated shares transferred, provide a notice to the controlling person or group of the number of shares so surrendered or transferred.

     (d) Partial payment for shares.--The controlling person or group shall then make a partial payment for the shares so surrendered or transferred to the court, within ten business days of receipt of the notice from the court, at a per-share price equal to the partial payment amount. The court shall then make payment as soon as practicable, but in any event within ten business days, to the shareholders who so surrender or transfer their shares to the court of the appropriate per-share amount received from the controlling person or group.

     (e) Appointment of appraiser.--Upon receipt of any share certificate surrendered or uncertificated share transferred under this Section 605, the court shall, as soon as practicable but in any event within 30 days, appoint an appraiser with experience in appraising share values of companies of like nature to the corporation to determine the fair value of the shares.

     (f) Appraisal procedure.--The appraiser so appointed by the court shall, as soon as reasonably practicable, determine the fair value of the shares subject to its appraisal and the appropriate market rate of interest on the amount then owed by the controlling person or group to the holders of the shares. The determination of any appraiser so appointed by the court shall be final and binding on both the controlling person or group and all shareholders who so surrendered their share certificates or transferred their shares to the court, except that the determination of the appraiser shall be subject to review to the extent and within the time provided or prescribed by law in the case of other appointed judicial officers.

     (g) Supplemental payment.--Any amount owed, together with interest, as determined pursuant to the appraisal procedures of this Section 605 shall be payable by the controlling person or group after it is so determined and upon and concurrently with the delivery or transfer to the controlling person or group by the court (which shall make delivery of the certificate or certificates surrendered or the uncertificated shares transferred to it to the controlling person or group as soon as practicable but in any event within ten business days after the final determination of the amount owed) of the certificate or certificates representing shares surrendered or the uncertificated shares transferred to the court, and the court shall then make payment, as soon as practicable but in any event within ten business days after receipt of payment from the controlling person or group, to the shareholders who so surrendered or transferred their shares to the court of the appropriate per-share amount received from the controlling person or group.

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     (h) Voting and dividend rights during appraisal proceedings.--Shareholders who surrender their shares to the court pursuant to this Section 605 shall retain the right to vote their shares and receive dividends or other distributions thereon until the court receives payment in full for each of the shares so surrendered or transferred of the partial payment amount (and, thereafter, the controlling person or group shall be entitled to vote such shares and receive dividends or other distributions thereon). The fair value (as determined by the appraiser) of any dividends or other distributions so received by the shareholders shall be subtracted from any amount owing to such shareholders under this Section 605.

     (i) Powers of the court.--The court may appoint such agents, including the transfer agent of the corporation, or any other institution, to hold the share certificates so surrendered and the shares surrendered or transferred under this
Section 605, to effect any necessary change in record ownership of the shares after the payment by the controlling person or group to the court of the amount specified in Section 605(h), to receive and disburse dividends or other distributions, to provide notices to shareholders and to take such other actions as the court determines are appropriate to effect the purposes of this Article VI.

     (j) Costs and expenses.--The costs and expenses of any appraiser or other agents appointed by the court shall be assessed against the controlling person or group. The costs and expenses of any other procedure to determine fair value shall be paid as agreed to by the parties agreeing to the procedure.

     (k) Jurisdiction exclusive.--The jurisdiction of the court under this
Article VI is plenary and exclusive and the controlling person or group, and all shareholders who so surrendered or transferred their shares to the court shall be made a party to the proceeding as in an action against their shares.

     (l) Duty of corporation.--The corporation shall comply with requests for information, which may be submitted pursuant to procedures maintaining the confidentiality of the information, made by the court or the appraiser selected by the court. If any of the shares of the corporation are not represented by certificates, the transfer, escrow or retransfer of those shares contemplated by this section shall be registered by the corporation, which shall give the written notice required by section 1528(f) of the Business Corporation Law, as amended, (relating to uncertificated shares) to the transferring shareholder, the court and the controlling shareholder or group, as appropriate in the circumstances.

     (m) Payment under optional procedure.--Any amount agreed upon between the parties or determined pursuant to the procedure agreed upon between the parties shall be payable by the controlling person or group after it is agreed upon or determined and upon and concurrently with the delivery of any certificate or certificates representing such shares or the transfer of any uncertificated shares to the controlling person or group by the shareholder.

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     (n) Title to shares.--Upon full payment by the controlling person or group of the amount owed to the shareholder or to the court, as appropriate, the shareholder shall cease to have any interest in the shares.

     Section 606. Coordination with Control Transaction. (a) General rule.--A person or group that proposes to engage in a control transaction may comply with the requirements of this Article VI in connection with the control transaction, and the effectiveness of the rights afforded in this Article VI to shareholders may be conditioned upon the consummation of the control transaction.

     (b) Notice.--The person or group shall give prompt written notice of the satisfaction of any such condition to each shareholder who has made demand as provided in this Article VI.

     Section 607. Definitions. The following words and phrases when used in this
Article 6 shall have the meanings given to them in this Section 607 unless the context clearly indicates otherwise:

     "Control Transaction" shall mean the acquisitions by a person or group of the status of a controlling person or group.

     "Controlling Person or Group" shall have the meaning set forth in Section 601.

     "Fair Value" shall mean a value not less than the highest price paid per share by the Controlling Person or Group at any time during the 90-day period ending on and including the date of the Control Transaction plus an increment representing any value, including, without limitation, any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

     "Partial Payment Amount" shall mean the amount per share specified in
Section 603(c)(II).

     "Voting Shares" shall mean shares of a corporation entitled to vote generally in the election of directors.

                                 ARTICLE VII.
                                 MISCELLANEOUS

     Section 701. Headings. The headings of the various sections of these articles of incorporation are for convenience of reference only and shall not affect the interpretation of any of the provisions of these articles.

     Section 702. Reserved Power of Amendment. Subject to Section 511 above, these articles of incorporation may be amended in the manner at the time prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

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